SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                              (Amendment No. 7)(1)

        CORNERSTONE INTERNET SOLUTIONS CO. (formerly, Enteractive, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    293636106
                                 --------------
                                 (CUSIP Number)

                                    Copy to:

                                          Stephen A. Cohen, Esq.
Seneca Ventures                           Morrison Cohen Singer & Weinstein, LLP
68 Wheatley Road                          750 Lexington Avenue
Brookville, New York 11545                New York, New York 10022
Telephone (516) 626-3070                  Telephone (212) 735-8600

                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                 October 7, 1998
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e, 13d-1(f) or 13d-(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

--------

 (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Barry Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      473,000 shares                            1.9%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      12,177,726 shares                        49.4%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      473,000 shares                            4.0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      2,634,686 shares                         22.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                3,107,686 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     25.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Woodland Venture Fund
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                            New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      624,575 shares                            2.6%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,553,467 shares                          6.4%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      214,415 shares                            1.9%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      756,587 shares                            6.4%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                971,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      8.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Seneca Ventures
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                            New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      417,076 shares                            1.7%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,760,966 shares                          7.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      143,636 shares                            1.2%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      827,366 shares                            7.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                971,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      8.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Woodland Services Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                            New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      2,178,042 shares                         8.9%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      971,002 shares                           8.3%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                971,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            CO
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                  21st Century Communications Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)        WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                            Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      3,018,573 shares                        12.4%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,432,378 shares                         5.9%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      701,169 shares                           6.1%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      331,782 shares                           2.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                              21st Century Communications T-E Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                            Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      1,031,046 shares                         4.2%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      3,419,905 shares                        14.1%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      242,172 shares                           2.1%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      790,779 shares                           6.8%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                          21st Century Communications Foreign Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                              Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      401,332 shares                            1.7%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      4,049,619 shares                         16.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      89,610 shares                             0.8%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      943,341 shares                            8.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Michael J. Marocco
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      4,450,951 shares                        18.3%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,032,951 shares                         8.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     John Kornreich
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                        United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      4,450,951 shares                        18.3%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,032,951 shares                         8.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Harvey Sandler
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      4,450,951 shares                        18.3%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,032,951 shares                         8.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Andrew Sandler
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      4,450,951 shares                        18.3%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,032,951 shares                         8.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Barry Fingerhut
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)       WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      1,000 shares                            0.01%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      10,072,684 shares                       41.5%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      1,000 shares                            0.01%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,736,684 shares                        15.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,737,684 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    15.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Irwin Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)       WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      23,000 shares                             0.1%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      10,072,684 shares                        41.5%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      23,000 shares                             0.2%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,736,684 shares                         15.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,759,684 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     15.2%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Woodland Partners
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                            New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      559,154 shares                           2.3%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,618,888 shares                         6.6%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      35,714 shares                            0.3%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      935,288 shares                           8.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                971,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Applewood Associates, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)        WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      5,621,733 shares                        23.2%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      0 shares                                   0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      703,733 shares                           6.1%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      0 shares                                   0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                703,733 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     6.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Applewood Capital Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)        WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      5,621,733 shares                        23.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      703,733 shares                           6.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                703,733 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     6.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            CO
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Seth Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)         OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                        United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                   0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      5,621,733 shares                        23.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                   0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      703,733 shares                           6.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                703,733 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     6.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                            Jonathan Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)        OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         5,621,733 shares                    23.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         703,733 shares                       6.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                         703,733 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    6.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                                    IN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                           Marilyn Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)       OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         2,178,042 shares                     8.9%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         971,002 shares                       8.3%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               971,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    8.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                                   IN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |            The Marilyn and Barry Rubenstein Family Foundation
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)        OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         104,237 shares                       0.4%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         2,073,805 shares                     8.5%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         104,237 shares                       0.9%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         866,765 shares                       7.4%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               971,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    8.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                                   OO
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                            Brian Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)        OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         104,237 shares                       0.4%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         104,237 shares                       0.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               104,237 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    0.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                                   IN
================================================================================

CUSIP
No. 293636106                          13D
================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                           Rebecca Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
   |                                                                     (b) |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)        OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         104,237 shares                       0.4%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         104,237 shares                       0.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               104,237 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    0.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                                   IN
================================================================================

      This statement, dated October 7, 1998, constitutes Amendment No. 7 to the
Schedule 13D, dated September 11, 1995, regarding the reporting persons ownership of certain securities of Cornerstone Internet Solutions Co. (formerly, Enteractive, Inc.) (the "Issuer").

      The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

      This Amendment No. 7 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.


ITEM 1.     Security and Issuer

            (a) Effective February 19, 1998, the Issuer's Class A Convertible Preferred Stock was changed to Class C Convertible Preferred Stock (the "Preferred Stock"). The holders of the Preferred Stock shall be entitled to convert anytime after June 30, 1999, each share of Preferred Stock into a whole number of shares of Common Stock equal to the aggregate Stated Value of the Preferred Stock to be converted divided by the lesser of (i) $2.00 or (ii) 50% of the average closing sale price for the Common Stock for the last ten trading days in the fiscal quarter of the Issuer prior to such conversion.

            For purposes of calculating the number of voting rights for the Preferred Stock, the Stated Value of the Preferred Stock was divided by $0.73125, or 50% of the average closing sale price for the Common Stock for the last ten trading days in the fiscal quarter prior to September 30, 1998.

            For purposes of calculating the number of voting rights for the Class B Preferred Stock, the Stated Value of the Preferred Stock was divided by $1.00.

                  (b)   Cornerstone Internet Solutions Co. (CNRS)
                        584 Broadway
                        Suite 509
                        New York, New York 10012

ITEM 2.     Security and the Issuer

      12.

            (a) Andrew Sandler is the sole shareholder of ALCR Corp. (formerly ALSI, LLC).
            (b)   Address: 767 Fifth Avenue, 45th Floor
                           New York, New York 10153
            (c)   Principal Occupation: Investments.
            (d)   No.
            (e)   No.
            (f)   Citizenship: United States

            ALCR Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign. Andrew Sandler is the son of Harvey Sandler.

ITEM 3.     Source and Amount of Funds or Other Consideration

            The amount of cash used in acquiring the additional shares of Common Stock is set forth below:

                                                  Purchase Price
                                                  --------------
            Barry Rubenstein Rollover IRA            $159,375

ITEM 5.     Interests in Securities of the Issuer.

            (a) The following list sets forth the aggregate number and percentage (based on 11,574,895 shares of Common Stock, outstanding as of August 31, 1998, as reported by the Issuer to the reporting persons) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of October 7, 1998:

                                        Shares of                                             Percentage of Shares
                                      Common Stock               Percent of Voting               of Common Stock
            Name                  Beneficially Owned(2)              Control(2)               Beneficially Owned(2)
            ----                  ---------------------          -----------------            ---------------------

Barry Rubenstein                    3,107,686(3,4,5,6)                 50.9%                         25.6%
Woodland Venture Fund                 971,002(3)                        8.9%                          8.3%
Seneca Ventures                       971,002(3)                        8.9%                          8.3%
Woodland Services Corp.               971,002(3)                        8.9%                          8.3%
21st Century                        1,032,951(3,7)                     18.3%                          8.9%
Communications
   Partners, L.P.

--------

     (2) Includes shares of Common Stock issuable upon the exercise of the warrants and the Revwood Option.

     (3) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therin.

     (4) Includes 400,000 shares of Common Stock issuable upon the exercise of the Revwood Warrant, and 160,500 shares of Common Stock held in Barry Rubenstein's Rollover IRA account.

     (5)    Includes 703,733 shares of Common Stock owned by Applewood.

     (6) Includes 1,032,951 shares of Common Stock owned by 21st Century, T-E and Foreign.

     (7) Includes 701,169 shares of Common Stock. 21st Century disclaims beneficial ownership of 242,172 shares of Common Stock owned by T-E and 89,610 shares of Common Stock owned by Foreign.

                                        Shares of                                             Percentage of Shares
                                      Common Stock               Percent of Voting               of Common Stock
            Name                  Beneficially Owned(2)              Control(2)               Beneficially Owned(2)
            ----                  ---------------------          -----------------            ---------------------

21st Century                        1,032,951(3,8)                     18.3%                         8.9%
   Communications T-E
   Partners, L.P.
21st Century                        1,032,951(3,9)                     18.3%                         8.9%
   Communications
Foreign Partners, L.P.
Michael Marocco                     1,032,951(3,6)                     18.3%                         8.9%
John Kornreich                      1,032,951(3,6)                     18.3%                         8.9%
Harvey Sandler                      1,032,951(3,6)                     18.3%                         8.9%
Andrew Sandler                      1,032,951(3,6)                     18.3%                         8.9%
Barry Fingerhut                     1,737,684(3,5,6)                   41.5%                        15.0%
Irwin Lieber                        1,759,684(3,5,6)                   41.6%                        15.2%
Woodland Partners                     971,002(3)                        8.9%                         8.3%
Applewood Associates,                 703,733(5)                       23.2%                         6.1%
   L.P.
Applewood Capital Corp.               703,733(3,5)                     23.2%                         6.1%
Seth Lieber                           703,733(3,5)                     23.2%                         6.1%
Jonathan Lieber                       703,733(3,5)                     23.2%                         6.1%
Marilyn Rubenstein                    971,002(3)                        8.9%                         8.3%
The Marilyn and Barry                 971,002(3)                        8.9%                         8.3%
    Rubenstein Family
    Foundation
Brian Rubenstein                      104,237(3)                        0.4%                         0.9%
Rebecca Rubenstein                    104,237(3)                        0.4%                         0.9%

--------
     (8) Includes 242,172 shares of Common Stock. T-E disclaims beneficial ownership of 701,169 shares of Common Stock owned by 21st Century and 89,610 shares of Common Stock owned by Foreign.

     (9) Includes 89,610 shares of Common Stock. Foreign disclaims beneficial ownership of 701,169 shares of Common Stock owned by 21st Century and 242,172 shares of Common Stock owned by T-E.

            (b) Barry Rubenstein has sole power to vote and dispose of 473,000 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 1.9% and 4.0%, respectively, of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia, a Trustee of the Foundation and a general partner of Applewood, Seneca, the Fund, Woodland Partners and Revwood, Barry Rubenstein may be deemed to have shared power to vote 12,177,726 shares of Common Stock (including 7,793,040 voting rights from the Preferred Stock, 1,017,857 shares received upon the consummation of the Exchange Offer, 1,000 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock, 400,000 shares issuable upon the exercise of the Revwood Warrant and 1,750,000 voting rights from the Class B Preferred Stock), representing approximately 49.4% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 2,634,686 shares of Common Stock (including 1,017,857 shares received upon the consummation of the Exchange Offer, 1,000 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock, and 400,000 shares issuable upon the exercise of the Revwood Warrant), representing approximately 22.0% of the outstanding Common Stock.

      The Fund has sole power to vote 624,575 shares of Common Stock, representing approximately 2.6% of the outstanding Common Stock (including 410,160 voting rights from the Preferred Stock and 53,571 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to vote 1,553,467 shares of Common Stock (including 546,880 voting rights from the Preferred Stock, 71,428 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option, 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock and 250,000 voting rights from the Class B Preferred Stock), representing approximately 6.4% of the outstanding Common Stock. The Fund has the sole power to dispose of 214,415 shares of Common Stock (including 53,571 shares received upon the consummation of the Exchange Offer), representing approximately 1.9% of the outstanding Common Stock, and shared power to dispose of 756,587 shares of Common Stock (including 71,428 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 6.4% of the outstanding Common Stock.

      Seneca has sole power to vote 417,076 shares of Common Stock, representing approximately 1.7% of the outstanding Common Stock (including 273,440 voting rights from the Preferred Stock and 35,714 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to vote 1,760,966 shares of Common Stock (including 683,600 voting rights from the Preferred Stock, 89,285 share received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option, 1,500 shares received upon the consummation of the exchange in October

1997, of Warrants for Common Stock and 250,000 voting rights from the Class B Preferred Stock), representing approximately 7.2% of the outstanding Common Stock. Seneca has the sole power to dispose of 143,636 shares of Common Stock (including 35,714 shares received upon the consummation of the Exchange Offer), representing approximately 1.2% of the outstanding Common Stock, and shared power to dispose of 827,366 shares of Common Stock (including 89,285 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 7.0% of the outstanding Common Stock.

      Woodland Services Corp. has shared power to vote 2,178,042 shares of Common Stock (including 957,040 voting rights from the Preferred Stock, 124,999 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option, 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock and 250,000 voting rights from the Class B Preferred Stock), representing approximately 8.9% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 971,002 shares of Common Stock (including 124,999 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 8.3% of the outstanding Common Stock.

      21st Century has sole power to vote 3,018,573 shares of Common Stock (including 2,317,404 voting rights from the Preferred Stock and 302,679 shares received upon the consummation of the Exchange Offer), representing approximately 12.4% of the outstanding Common Stock. 21st Century has sole power to dispose of 701,169 shares of Common Stock (including 302,679 shares received upon the consummation of the Exchange Offer), representing approximately 6.1% of the outstanding shares of Common Stock. 21st Century may be deemed to have shared power to vote 1,432,378 shares of Common Stock (including 1,100,596 voting rights from the Preferred Stock, and 143,750 shares received upon the consummation of the Exchange Offer), representing approximately 5.9% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 331,782 shares of Common Stock (including 143,750 shares received upon the consummation of the Exchange Offer), representing approximately 2.9% of the outstanding Common Stock.

      T-E has sole power to vote 1,031,046 shares of Common Stock (including 788,874 voting rights from the Preferred Stock and 103,036 shares received upon the consummation of the Exchange Offer), representing approximately 4.2% of the outstanding Common Stock, and may be deemed to have shared power to vote 3,419,905 shares of Common Stock (including 2,629,126 voting rights from the Preferred Stock, and 343,393 shares received upon the consummation of the Exchange Offer), representing approximately 14.1% of the outstanding Common Stock. T-E has sole power to dispose of 242,172 shares of Common Stock (including 103,036 shares received upon the consummation of the Exchange Offer), representing approximately 2.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 790,779 shares of Common Stock (including 343,393 shares received upon the consummation of the Exchange Offer), representing approximately 6.8% of the outstanding Common Stock.

      Foreign has sole power to vote 401,332 shares of Common Stock (including 311,722 voting rights from the Preferred Stock and 40,714 shares received upon the consummation of the Exchange Offer), representing approximately 1.7% of the outstanding Common Stock. Foreign may be deemed to have shared power to vote 4,049,619 shares of Common Stock (including 3,106,278 voting rights from the Preferred Stock and 405,715 shares received upon the consummation of the Exchange Offer), representing approximately 16.7% of the outstanding Common Stock. Foreign has sole power to dispose of 89,610 shares of Common Stock (including 40,714 shares received upon the consummation of the Exchange Offer), representing approximately 0.8% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 943,341 shares of Common Stock (including 405,715 shares received upon the consummation of the Exchange Offer), representing approximately 8.1% of the outstanding Common Stock.

      By virtue of being the sole shareholder, officer and director of MJDM Corp., Michael J. Marocco may be deemed to have shared power to vote 4,450,951 shares of Common Stock, representing approximately 18.3% of the outstanding Common Stock (including 3,418,000 voting rights from the Preferred Stock and 446,429 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock (including 446,429 shares received upon the consummation of the Exchange Offer), representing approximately 8.9% of the outstanding Common Stock.

      By virtue of being the majority shareholder and director of Four JK Corp., John Kornreich may be deemed to have shared power to vote 4,450,951 shares of Common Stock, representing approximately 18.3% of the outstanding Common Stock (including 3,418,000 voting rights from the Preferred Stock and 446,429 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock (including 446,429 shares received upon the consummation of the Exchange Offer), representing approximately 8.9% of the outstanding Common Stock.

      By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote 4,450,951 shares of Common Stock, representing approximately 18.3% of the outstanding Common Stock (including 3,418,000 voting rights from the Preferred Stock and 446,429 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock (including 446,429 shares received upon the consummation of the Exchange Offer), representing approximately 8.9% of the outstanding Common Stock.

      By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote 4,450,951 shares of Common Stock, representing approximately 18.3% of the outstanding Common Stock (including 3,418,000 voting rights from the Preferred Stock and

446,429 shares received upon consummation of the Exchange Offer), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 8.9% of the outstanding Common Stock.

      Barry Fingerhut has sole power to vote and dispose of 1,000 shares of Common Stock (received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 0.01% and 0.01%, respectively of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Barry Fingerhut may be deemed to have shared power to vote 10,072,684 shares of Common Stock (including 6,836,000 voting rights from the Preferred Stock, 892,858 shares received upon consummation of the Exchange Offer and 1,500,000 voting rights from the Class B Preferred Stock), representing approximately 41.5% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,736,684 shares of Common Stock (including 892,858 shares received upon consummation of the Exchange Offer), representing approximately 15.0% of the outstanding Common Stock.

      Irwin Lieber has sole power to vote and dispose of 23,000 shares of Common Stock (including 1,000 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock and 17,000 shares issuable upon the exercise of the warrants), representing approximately 0.1% and 0.2%, respectively of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Irwin Lieber may be deemed to have shared power to vote 10,072,684 shares of Common Stock (including 6,836,000 voting rights from the Preferred Stock, 892,858 shares received upon consummation of the Exchange Offer and 1,500,000 voting rights from the Class B Preferred Stock), representing approximately 41.5% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,736,684 shares of Common Stock (including 892,858 shares received upon consummation of the Exchange Offer), representing approximately 15.0% of the outstanding Common Stock.

      Applewood has sole power to vote 5,621,733 shares of Common Stock (including 3,418,000 voting rights from the Preferred Stock, 446,429 shares received upon consummation of the Exchange Offer and 1,500,000 voting rights from the Class B Preferred Stock), representing approximately 23.2% of the outstanding Common Stock, and has sole power to dispose of 703,733 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 6.1% of the outstanding Common Stock.

      AC Corp. may be deemed to have shared power to vote 5,621,733 shares of Common Stock (including 3,418,000 voting rights from the Preferred Stock, 446,429 shares received upon consummation of the Exchange Offer and 1,500,000 voting rights from the Class B Preferred Stock), representing approximately 23.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 6.1% of the outstanding Common Stock.

      By virtue of being an officer of AC Corp., Seth Lieber may be deemed to have shared power to vote 5,621,733 shares of Common Stock (including 3,418,000 voting rights from the Preferred Stock, 446,429 shares received upon consummation of the Exchange Offer and 1,500,000 voting rights from the Class B Preferred Stock), representing approximately 23.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 6.1% of the outstanding Common Stock.

      By virtue of being an officer of AC Corp., Jonathan Lieber may be deemed to have shared power to vote 5,621,733 shares of Common Stock (including 3,418,000 voting rights from the Preferred Stock, 446,429 shares received upon consummation of the Exchange Offer and 1,500,000 voting rights from the Class B Preferred Stock), representing approximately 23.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 6.1% of the outstanding Common Stock.

      Woodland Partners has sole power to vote 559,154 shares of Common Stock, representing approximately 2.3% of the outstanding Common Stock (including 273,440 voting rights from the Preferred Stock, 35,714 shares received upon consummation of the Exchange Offer and 250,000 voting rights from the Class B Preferred Stock), and may be deemed to have shared power to vote 1,618,888 shares of Common Stock (including 683,600 voting rights from the Preferred Stock, 89,285 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 6.6% of the outstanding Common Stock. Woodland Partners has sole power to dispose of 35,714 shares of Common Stock (representing 35,714 shares received upon consummation of the Exchange Offer), representing approximately 0.3% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 935,288 shares of Common Stock (including 89,285 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 8.0% of the outstanding Common Stock.

      By virtue of being a general partner of Woodland Partners, a Trustee of the Foundation, and the wife of Barry Rubenstein, Marilyn Rubenstein may be deemed to have shared power to vote 2,178,042 shares of Common stock (including 957,040 voting rights from the Preferred Stock, 124,999 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option, 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock and 250,000 voting rights from the Class B Preferred Stock), representing approximately 8.9% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 971,002 shares of Common Stock (including 124,999 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 8.3% of the outstanding Common Stock.

      The Foundation has sole power to vote 104,237 shares of Common Stock (including 1,000 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 0.4% of the outstanding Common Stock, and may be deemed to have shared power to vote 2,073,805 shares of Common Stock (including 957,040 voting rights from the Preferred Stock, 124,999 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option, 500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock and 250,000 voting rights from the Class B Preferred Stock), representing approximately 8.5% of the outstanding Common Stock. The Foundation has sole power to dispose of 104,237 shares of Common Stock (including 1,000 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 0.9% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 866,765 shares of Common Stock (including 124,999 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 7.4% of the outstanding Common Stock.

      By virtue of being a Trustee of the Foundation, Brian Rubenstein may be deemed to have shared power to vote 104,237 shares of Common Stock (including 1,000 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 0.4% of the outstanding shares of Common Stock, and may be deemed to have shared power to dispose of 104,237 shares of Common Stock (including 1,000 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 0.9% of the outstanding Common Stock.

      By virtue of being a Trustee of the Foundation, Rebecca Rubenstein may be deemed to have shared power to vote 104,237 shares of Common Stock (including 1,000 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 0.4% of the outstanding shares of Common Stock, and may be deemed to have shared power to dispose of 104,237 shares of Common Stock (including 1,000 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 0.9% of the outstanding Common Stock.

            (c) The following is a description of all transactions in shares of Common Stock of the Issuer by the persons identified in Item 2 of this
Schedule 13D effected from August 7, 1998 through October 7, 1998, inclusive:

                                        Purchase or Sale         Number of Shares of
                                        ----------------       Class B Preferred Stock
Name of Shareholder                           Date               Purchased or (Sold)         Purchase or Sale Price
-------------------                           ----               -------------------         ----------------------
Barry Rubenstein Rollover IRA                9/3/98                    25,000                        $1.125
                                             9/4/98                     5,000                        $1.125
                                             9/8/98                    20,000                        $1.125
                                            10/7/98                   100,000                      $1.03125

            (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

            (e)   Not applicable.

                                    Signature

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Date: October 21, 1998                                SENECA VENTURES

                                                      Barry Rubenstein
                                                      --------------------------
                                                      Barry Rubenstein,
                                                      A General Partner

                                                      WOODLAND VENTURE FUND

                                                      Barry Rubenstein
                                                      --------------------------
                                                      Barry Rubenstein,
                                                      A General Partner

                                                      WOODLAND SERVICES CORP.

                                                      Barry Rubenstein
                                                      --------------------------
                                                      Barry Rubenstein,
                                                      President

                                                      WOODLAND PARTNERS

                                                      Barry Rubenstein
                                                      --------------------------
                                                      Barry Rubenstein,
                                                      A General Partner

                                                      APPLEWOOD ASSOCIATES, L.P.

                                                      Irwin Lieber
                                                      --------------------------
                                                      Irwin Lieber,
                                                      A General Partner

                                                      APPLEWOOD CAPITAL CORP.

                                                      Barry Rubenstein
                                                      --------------------------
                                                      Barry Rubenstein,
                                                      President

                                                      Barry Rubenstein
                                                      --------------------------
                                                      Barry Rubenstein

                                                      Barry Fingerhut
                                                      --------------------------
                                                      Barry Fingerhut

                                                 Irwin Lieber
                                                 -------------------------------
                                                 Irwin Lieber


                                                 Jonathan Lieber
                                                 -------------------------------
                                                 Jonathan Lieber


                                                 Seth Lieber
                                                 -------------------------------
                                                 Seth Lieber


                                                 Marilyn Rubenstein
                                                 -------------------------------
                                                 Marilyn Rubenstein


                                                 THE MARILYN AND BARRY
                                                 RUBENSTEIN FAMILY
                                                 FOUNDATION


                                                 By: Barry Rubenstein
                                                     ---------------------------
                                                     Barry Rubenstein, a Trustee


                                                       *
                                                 -------------------------------
                                                 Brian Rubenstein


                                                       *
                                                 -------------------------------
                                                 Rebecca Rubenstein

* By: Barry Rubenstein
      -------------------------
      Barry Rubenstein
      Attorney-in-Fact

                          21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                          By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                  By: ARH Corp., general partner


                                      By: Edward Grinacoff
                                          --------------------------------------
                                          Name:  Edward Grinacoff
                                          Title: Treasurer


                          21ST CENTURY COMMUNICATIONS T-E PARTNERS,
                          L.P.

                          By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                  By: ARH Corp., general partner


                                      By: Edward Grinacoff
                                          --------------------------------------
                                          Name:  Edward Grinacoff
                                          Title: Treasurer


                          21ST CENTURY COMMUNICATIONS FOREIGN
                          PARTNERS, L.P.

                          By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                  By: ARH Corp., general partner


                                      By: Edward Grinacoff
                                          --------------------------------------
                                          Name:  Edward Grinacoff
                                          Title: Treasurer

                                          Michael J. Marocco
                                          --------------------------------------
                                          Michael J. Marocco


                                          John Kornreich
                                          --------------------------------------
                                          John Kornreich


                                          Harvey Sandler
                                          --------------------------------------
                                          Harvey Sandler


                                          Andrew Sandler
                                          --------------------------------------
                                          Andrew Sandler





ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).